ASTEC INDUSTRIES, INC. NAMES A CHIEF OPERATING OFFICER

CHATTANOOGA, Tenn. (December 18, 2006) - Astec Industries, Inc. (NASDAQ: ASTE) today announced that, effective January 1, 2007, J. Neal Ferry, the Company's Executive Vice President and Group Vice President, Aggregate and Mining, would assume the additional role of Chief Operating Officer. Mr. Ferry brings considerable experience to this position, having served as the Company's Executive Vice President since January 2005, and Group Vice President, Aggregate and Mining since May 2006. Prior to joining the Company, Mr. Ferry held numerous positions in field operations, and corporate positions in purchasing, equipment sales, and equipment maintenance management for Peter Kiewit Sons, Inc. since 1971.

Commenting on the announcement, the Company's Chairman of the Board, President and Chief Executive Officer, Dr. J. Don Brock, said, "I am pleased with Mr. Ferry's appointment as the Company's Chief Operating Officer. Neal brings a very strong knowledge of construction equipment, is a strong leader and has demonstrated his management ability. We have wanted to create and fill this position for some time in order to allow me to focus my efforts on further innovation, growth opportunities and strategic initiatives."

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

For Additional Information Contact:
J. Don Brock
Chairman of the Board, President and Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com

or

F. McKamy Hall
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: mhall@astecindustries.com

or

Stephen C. Anderson
Director of Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com